[LETTERHEAD OF TCI APPEARS HERE]
                                                                    EXHIBIT 7(H)




                              September 10, 1987



Mr. Leo J. Hindery, Jr., Trustee
IP Series B Trust I
IP Series B Trust II
c/o InterMedia Partners
235 Montgomery Street, Suite 420
San Francisco, CA  94104

Dear Leo:

     Reference is made to that certain Stockholders' Agreement dated as of June 10, 1997, by and among Tele-Communications, Inc. ("TCI"), John C. Malone ("Malone"), the IP Series B Trust I (the "Trust I"), Leo J. Hindery, Jr., both individually and as trustee of the Trust I ("Hindery") and the persons who are beneficiaries of the Trust I (the "Stockholders' Agreement I"), and that certain Stockholders' Agreement dated as of August 5, 1997, by and among TCI, Malone, the IP Series B Trust II (the "Trust II" and together with the Trust I, the "Trusts"), Hindery, both individually and as trustee of the Trust II, and the persons who are beneficiaries of the Trust II (the "Stockholders' Agreement II" and together with the Stockholders' Agreement I, the "Stockholders' Agreements"). Capitalized terms used in this letter agreement and not defined herein shall have the meanings assigned to them in the Stockholders' Agreements.


     Malone and TCI have been notified by Hindery of his desire, as trustee of the Trusts, to participate in the exchange offer pursuant to which TCI is offering to issue one share of Series B TCI Ventures Group Common Stock in exchange for each share of Series B TCI Group Common stock ("TCOMB") tendered to TCI on or prior to the expiration date of the exchange offer, September 10, 1997, with respect to approximately 35% of the 2,545,455 shares of TCOMB owned by the Trusts (the "TCI Shares"), subject to adjustment if the exchange offer is oversubscribed. The tendering of the TCI Shares to TCI to participate in the exchange offer constitutes a Transfer under the terms of the Stockholders' Agreements subject to the restrictions on Transfer contained in Article III of the Stockholders' Agreements. Malone and TCI hereby waive their rights of first refusal under Article III of the Stockholders' Agreements with respect to the Transfer of the TCI Shares to TCI pursuant to the exchange offer with the express understanding that the shares of Series B TCI Ventures Group Common Stock to be issued in exchange for the shares of TCOMB tendered by the trusts pursuant to the exchange offer and the shares of TCOMB retained by the Trusts after the completion of the exchange offer all will

Leo J. Hindery, Jr., Trustee
September 10, 1997
Page 2


be subject to all of the terms of the Stockholders' Agreements as provided in the Stockholders' Agreements.


                                          Sincerely,

                                          TELE-COMMUNICATIONS, INC.


                                          By:
                                             -------------------------------
                                              Stephen M. Brett
                                              Executive Vice President
                                              and General Counsel


                                         -----------------------------------
                                         John C. Malone, individually

                                      11